UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2016

Famous Dave’s of America, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-21625	41-1782300
(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Whitewater Drive, Suite 200 Minnetonka, Minnesota	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 294-1300

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 10, 2016, Famous Dave’s of America, Inc. (the “Company”) and its subsidiaries (each, a “Borrower” and collectively, the “Borrowers”) entered into a Waiver and Second Amendment (the “Second Amendment”) to the Third Amended and Restated Credit Agreement, as amended (the “Credit Agreement”) with Wells Fargo, National Association as administrative agent and lender (the “Administrative Agent”). The Second Amendment Effective Date, as defined in the Second Amendment, is June 10, 2016.

By the Second Amendment, the Administrative Agent waived the previously reported events of default relating to the Consolidated Cash Flow Ratio covenant for the quarter ended April 3, 2016 and the minimum Consolidated EBITDA covenant for the quarter ended April 3, 2016.

The Second Amendment amends the Credit Agreement to terminate the availability of the revolving credit loan commitment, as well as to change the maturity date of the revolving credit loans and the term loan from December 31, 2018 to December 31, 2017. On the first business day of each month following the Second Amendment Effective Date, the Borrowers are obligated to make monthly payments of $200,000 to reduce the principal amount of the loans. The monthly payment amount was previously $150,000.

By the Second Amendment, the Borrowers and the Administrative Agent also agreed to revised Consolidated Cash Flow Ratio and minimum Consolidated EBITDA covenants, as well as agreed to eliminate a covenant relating to the age of royalties receivable and to add a permitted lien relating to certain California litigation.

The Second Amendment also provides that Borrowers are also prohibited from making any Growth Capital Expenditures (as such term was amended by the Second Amendment) in the fiscal quarter ending June 30, 2016 and, for the subsequent quarters, are prohibited from making Growth Capital Expenditures costing in excess of $1 million in the aggregate during any fiscal year.

Immediately following the Second Amendment Effective Date, the Borrowers’ indebtedness under the Credit Agreement consisted of $9,649,377 in term loans, $1,855,000 in revolving loans, and $1,145,000 in outstanding letters of credit that are currently undrawn. The Borrowers deposited 105% of the face amount of the outstanding letters of credit in a cash collateral account with the Administrative Agent. As of April 3, 2016, the Company had $7.6 million in cash and cash equivalents. During the first quarter of fiscal 2016 the Company generated $1.3 million in cash from operating activities with the first quarter being historically the lowest sales volume quarter. As of April 3, 2016, the Company ended the first quarter with total net debt of approximately $7.7 million. This compares to $15.7 million of net debt as of June 28, 2015, approximately when the Company changed its CEO, and added new members to its Board of Directors including a new Chairman.

The foregoing summary of the Second Amendment is qualified in all respects by Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Waiver and Second Amendment to Third Amended and Restated Credit Agreement dated as of June 10, 2016 by and among Famous Dave’s of America, Inc., D&D of Minnesota, Inc., Lake & Hennepin BBQ and Blues, Inc., Famous Dave’s RIBS, Inc., Famous Dave’s RIBS-U, Inc., and Famous Dave’s Ribs of Maryland, Inc., each as borrowers, and Wells Fargo Bank, National Association, as administrative agent and lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Dexter Newman
Dexter Newman
Chief Financial Officer

Date: June 10, 2016

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